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BADGER PAPER

For Immediate Release

Contacts:         Badger Paper:
                  William H. Peters, CFO
                  715-582-5203

                     Badger Reports Second Quarter 2004 Loss


Peshtigo, WI - July 30, 2004 - Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI) Badger Paper Mills, Inc., one of the nation's leaders in the manufacture of flexible packaging and specialty papers, reported a loss of $1,668,000 during the second quarter of 2004 compared to a loss of $557,000 for the same period last year. After two quarters, Badger has incurred a loss of $3,544,000 compared to a loss of $1,578,000 for the same period in 2003.

"The Company continues to see increasing costs. The costs for pulp and other raw materials increased during the second quarter of 2004 and natural gas prices are at historically high levels." reported Ronald Swanson, Badger's President and Chief Executive Officer. "Late in the second quarter the Company successfully completed a 20% reduction in labor force at its Peshtigo manufacturing operations. Work force redesign implementation resulted in higher training costs in the second quarter of 2004," stated Swanson.

"While market conditions have improved, the Company was not able to raise prices during the second quarter of 2004. Higher costs along with no improvement in pricing resulted in the loss for the quarter. In spite of these higher costs, we continue to focus on what we need to do to be profitable in the future by reducing operating costs, improving efficiencies, optimizing product mix and introducing new products. The financial impact of our workforce redesign efforts are expected to take place in the third quarter of 2004. Badger has also announced a price increase effective for shipments in July for all of its paper products." Swanson said.

Net sales for the second quarter of 2004 increased to $19,118,000 compared to $18,636,000 for the second quarter of 2003. After two quarters of 2004, net sales were $36,496,000 compared to $38,305,000 for the same period of 2003.

Badger Paper Mills, Inc.
Page 2

Forward-Looking Statements

This release may contain one or more "forward-looking statements" that may state the Company's or management's intentions, hopes, beliefs, expectations or predictions for the future. In this release, statements containing words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. In making such forward-looking statements, the Company undertakes no obligation to publicly update or revise any such statements.

Forward-looking statements of the Company are based on information available to the Company as of the date of such statements and reflect the Company's expectations as of such date, but are subject to risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. In addition to specific factors, which may be described in connection with any of the Company's forward-looking statements, factors that could cause actual results to differ materially include:

     - Increased competition from domestic or foreign paper producers, or providers of alternatives to the Company's products, including increases in competitive production capacity and/or weakness in demand for paper products

     -        Changes in the price of pulp, the Company's main raw material.
              The Company purchases all of its pulp on the open market and price changes for pulp have a significant impact on the Company's costs

     - Interruptions in the supply of, or increases and/or changes in the price of energy (principally electricity and natural gas) that the Company needs in its manufacturing operations

     - Changes in demand for the Company's products due to overall economic activity affecting the rate of consumption of the Company's paper products, growth rates of the end markets for the Company's products, technological or consumer preference changes and acceptance of the Company's products by the markets it serves


Further information about risks and uncertainties discussed above as well as additional material risks related to the Company's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and other filings the Company has made from time to time with the Securities and Exchange Commission.

                             Financial Tables Follow

Badger Paper Mills, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)



(Dollars in Thousands except                        For Three Months Ended                       For Six Months Ended
     Per share Data)                                        June 30                                     June 30
                                              -----------------------------------          ---------------------------------
                                                         2004             2003                      2004             2003


Net Sales                                               $19,118          $18,636                   $36,496          $38,305
     Cost of Sales                                       19,380           17,993                    36,021           37,656
                                              -----------------------------------          ---------------------------------
Gross Profit                                               (262)             643                       475              649

         Selling and Administrative                       1,246            1,380                     2,439            2,841
                  Expenses
      Restructuring Cost                                      0                0                     1,303                0
                                              -----------------------------------          ---------------------------------
Operating Loss                                           (1,508)            (737)                   (3,267)          (2,192)

     Interest Expense                                      (166)            (112)                     (289)            (209)
     Interest Income                                          1                1                         2                3
     Other Income                                             5                4                        10                7
                                              -----------------------------------          ---------------------------------
Loss Before Income Taxes                                 (1,668)            (844)                   (3,544)          (2,391)

     Income Tax Benefit                                       0             (287)                        0            (813)
                                              -----------------------------------          ---------------------------------

Net Loss                                                ($1,668)           ($557)                  ($3,544)         ($1,578)
                                              ===================================          =================================

Net Loss Per Share - Basic                               ($0.82)          ($0.27)                   ($1.74)          ($0.78)
     Average Shares Outstanding -
                 Basic                                2,039,588        2,032,165                 2,039,558        2,032,909

Net Loss Per Share - Diluted                             ($0.82)          ($0.27)                   ($1.74)          ($0.78)
     Average Shares Outstanding -
                 Diluted                              2,032,165        2,032,165                 2,039,588        2,032,909